EXHIBIT 10.6

PRODUCT DEVELOPMENT , MANUFACTURING AND SUPPLY
AGREEMENT
ACETAMINOPHEN ORALLY DISINTEGRATING TABLETS
RAPID DISSOLVING TABLETS
(IMMEDIATE RELEASE 80MG)

This PRODUCT DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) entered into as of this 1st day of March 2010 (“Effective Date”), between ScripsAmerica, Inc., a Delaware corporation located at 843 Persimmon Lane Langhorne PA 19047, (“ScripsAmerica”), and Marlex Pharmaceuticals, Inc., a Delaware Corporation, located at 50 McCullough Dr., New Castle, DE 19720(“Marlex”).

RECITALS

WHEREAS, ScripsAmerica and Marlex (collectively the “Parties”) represent and warrant to each other that the recitals herein are true and correct.

WHEREAS, ScripsAmerica is interested in developing for sales by ScripsAmerica in the United States the follow generic drug products (“Products”):

ACETAMINOPHEN 80MG ORALLY DISINTEGRATING RAPID DISSOLVE TABLETS (IMMEDIATE RELEASE TABLETS)

WHEREAS Marlex is in the business of developing and manufacturing generic drug products and desires to develop and to manufacture and supply the Products exclusively for ScripsAmerica as further described herein;

NOW, THEREFORE, for the consideration and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to develop, manufacture and distribute the Products in accordance with the terms and conditions further specified herein and in the Exhibits hereto.

ARTICLE 1
DEFINITIONS

The following terms as used In this Agreement have the following respective meanings:

1.1 FDA:   The term ‘FDA” means the United States Food and Drug Administration

1.2 Milestones:   The term “milestones” means the project activities and performance descriptions set forth on Exhibit A.

1.3 NDC:   The term “NDC” means National Drug Code

1.4 Products:   The term “Products” means Acetaminophen 80mg Orally Disintegrating Rapid Dissolving Tablets 80mg (immediate release tablets).

1.5 Proprietary Rights: The term “ Proprietary Rights” means the Product and all intellectual and physical work product having value to ScripsAmerica and Marlex related to the development or manufacture of the Product, including without limitation inventions, whether or not patentable and whether or not tested or reduced to practice, any and all data, techniques, discoveries, developments, designs, trade secrets, confidential business information, know-how and tangible expressions, tests, reports, processes, formulae, specification, improvements, result, experiments, samples, statistics and test analyses relating to the product.

ARTICLE II
DEVELOPMENT OF PRODUCT; PROPRIETARY RIGHTS

2.1 Product Development. Marlex shall develop the products according to the activity descriptions set forth in Exhibit A. Marlex acknowledges and agrees to develop the Products in accordance with the budget, milestones, and delivery date assumptions set forth in Exhibit A.

ScripsAmerica shall be responsible for 100 percent of the costs associated with development of the Product as set forth in Section 6.1 below and in Exhibit A hereto.

2.2 Disclosure to ScripsAmerica. Marlex agrees to disclose fully and promptly to ScripsAmerica all information regarding all Proprietary Rights developed or conceived by Marlex or its employees or agents solely or Jointly with others relating to the development of the Products contemplated by this Agreement, or result from, or are suggested by, work which Marlex or its personnel have performed or will perform during the Term hereof: (I) as of the date if this Agreement; (ii) during the Term of this Agreement (with Proprietary Rights developed or conceived during any development phase on Exhibit A to be disclosed to ScripsAmerica no later than the end of that development phase); and (iii) for a period of six (6) months thereafter, Marlex shall cause its personnel to agree to make and maintain written records of the Proprietary Rights and to submit promptly the same and to provide supplemental oral disclosure to ScripsAmerica. For the purpose of this Agreement the term personnel shall include employees, directors, officers, managers, agents, consultants and advisor of ScripsAmerica and Marlex.

2.3 Ownership and Assignment of Proprietary Rights. Except as otherwise provided herein, Marlex and their respective personnel hereby agree to assign the entire right title and Interest in the NDC developed under this  Agreement to ScripsAmerica provided that the Article V and VI are satisfactory. Marlex further agrees to ensure that its personnel execute all necessary agreements to assure that the provisions of this Section 2.3 are complied with, including any required assignment of intellectual property developed by said personnel.

ARTICLE III
CONFIDENTIALITY

3.1 Confidentiality Obligation. ScripsAmerica and Marlex shall keep in strictest confidence all materials and information, in whatever form provided, identified by any party to be confidential or proprietary in nature, relating to each party’s business, operations and technology. Such proprietary information includes information and technology relating to each party’s marketing plans, research and development activities, marketing trends, products, designs, technical specifications and data for the Products, Proprietary Rights, flowcharts, logic diagrams, notes, memoranda, know-how, information presently available in the public domain, information received bya party who is not bound in a confidential relationship to either ScripsAmerica or Marlex, trade secrets and products, as well as any materials and information that, from the circumstances in which they are made available to the other party, in good faith ought to be treated as confidential or proprietary. Except as necessary in carrying out its obligations under this Agreement no party shall use or disclose nor permit its employees, suppliers, customers or agents to use or disclose, any such confidential or proprietary information without the prior written consent of the disclosing party. The confidentiality obligation contained in this Section3.1 shall remain binding on the Parties for ten (10) years after any termination of this Agreement, regardless of the cause of such termination.

3.2 Exception to Confidentiality Obligation. The obligations of a party under this Article III shall not apply to information which is: (a) required to be disclosed as a matter of law in legal proceedings, or by regulation or under government authority. In which event the party so required to disclose the information shall forthwith give notice to the party whose confidential information is at issue and duly allow that party to appeal or litigate the required disclosure.

ARTICLE IV
NDC SPONSORSHIP; OWNERSHIP

4.1 Sponsor of NDC. Marlex shall be the sponsor of the NDC covering the Products.

4.2 Ownership of NDC. ScripsAmerica shall own the product, including all rights and privileges provided by the NDC.

4.3 Assignment, Transfer, Sale or License of Ownership. Should ScripsAmerica desire to assign, transfer, sell or license all or part of its rights to the NDC for this Product, it shall notify Marlex, who shall cooperate fully with the transferee, purchaser or licensor, including but not limited to executing all documents necessary to effectuate the transfer and producing all Proprietary Right information from its files, including a complete copy of the NDC.

ARTICLE V
PRODUCT MANUFACTURE, DISTRIBUTION, DELIVERY

5.1 Product Manufacture. (a) Following NDC approval, Marlex shall manufacture the product and shall supply ScripsAmerica with Product, which such Product shall be purchased by ScripsAmerica at the Transfer Price set forth in Exhibit B, all in accordance with this Article V and ScripsAmerica Purchase Orders. Marlex shall be responsible for labeling, packaging, and shipping Products to ScripsAmerica (or ScripsAmerica’s designated repackager/labeler) in a manner that complies with all applicable legal requirements, including but not limited to the laws and regulations enforced by the FDA. It is the intent of this Agreement that Marlex will supply ScripsAmerica with all of ScripsAmerica’s requirements of the Product’s for distribution and sale by ScripsAmerica worldwide. All Parties to this Agreement fully understand the regulatory issues presented and potentially long delays in production when Sponsors of NDCs are required to supplement such applications to name a new contract manufacturing organization or otherwise select a different manufacturing site. In consideration for Marlex being the named manufacturer in the NDC contemplated by this Agreement; Marlex agrees to maintain compliance with this Agreement (including its Exhibits as applicable) and all applicable manufacturing regulations, including but not limited to FDA’s cGMP regulations, and ScripsAmerica’s Quality Standards. This shall expressly include an obligation to continue to manufacture Product for a period of no less than Ten (10) years following approval of the NDC.

5.2 Exclusive Distribution by ScripsAmerica. Marlex herein appoints ScripsAmerica as its exclusive distributor of Product. During the Term of this Agreement, Marlex agrees that unless directed by ScripsAmerica in writing, it will not develop or manufacture the Product for itself or for any other party other than ScripsAmerica. ScripsAmerica agrees not to have the Product or a generic drug product which competes with the Product developed or manufactured for sale by any party other than Marlex.

5.3 Delivery and Sale

(a)
Marlex will ship the Products to ScripsAmerica or its designated repackager/labeler in accordance with this Article V, Exhibit B, ScripsAmerica’s Purchase Orders, and ScripsAmerica’s shipping and delivery instructions. Each shipment shall be made to arrive within one hundred and twenty (120) days of ScripsAmerica’s designated delivery date. Upon shipment, Marlex shall invoice ScripsAmerica in writing for 100% of the Transfer Price of each shipment of  Product and ScripsAmerica shall pay Marlex the Transfer Price within one (1) days of the date of the invoice as in accordance with Section 6.3. ScripsAmerica shall pay the shipping cost and bear all risk of loss until the Products are delivered to ScripsAmerica or ScripsAmerica’s designated distributor.

(b)
ScripsAmerica will distribute the Products under a designated ScripsAmerica label or any ScripsAmerica designated private label in commercially prudent manner and in a manner consistent with their status as generic drugs. Marlex shall be responsible for packaging the Product and labeling the Product for commercial sale all in accordance with the ANDA for the product.

(c)
ScripsAmerica will provide to Marlex on a monthly basis a forecast of its expected supply needs for the Products for the then following twelve (12) months, along with requested shipment dates for the Products. At the time of each order, the parties will agree on shipment dates for that order, and Marlex will make all shipments in accordance with the agreed dates.

5.4 Status Meetings and Periodic Reports. The parties shall conduct periodic meetings to review and discuss Product development, status of regulatory submissions or approvals, and manufacturing progress. Periodic meetings shall be attended by at least one member or designee of each party and may be held by telephone conference call if mutually agreed by the Parties. At the periodic meetings the parties shall discuss and review the development of the Product and of such other information and topics relating to  Product development, regulatory approval, and manufacturing as each party may reasonably request. The discussions and all information discussed at a periodic meeting shall be briefly summarized on the form of minutes. It will be the responsibility of ScripsAmerica to write said minutes for distribution. Such minutes shall not be considered final until they have been signed and acknowledge by an attending representative of each Party. The time and location of such periodic meetings shall be mutually agreed upon by the Parties.

ARTICLE VI
DEVELOPMENT COSTS, MANUFACTURING COSTS AND SALES

6.1 Product Development Costs.

(a)
The Parties have met and have developed an agreed-upon budget setting forth the projected costs, by activity, for the development of the Product. The agreed upon budget with projected costs is included herein as Exhibit A to this Agreement.

(b)
Marlex shall issue invoices for development costs of the Product, including the costs of the validation batches, on an activity basis. ScripsAmerica shall make payment to Marlex for each invoice within one (1) day after receipts of such invoice.

(c)
It is understood and agreed that ScripsAmerica shall be responsible for the costs associated with the performance of the studies described on Exhibit A. Such fees shall be paid by ScripsAmerica to Marlex.

6.2 Manufacturing Costs and Sales.  These provisions shall apply upon NDC approval for the Product.

(a)
Marlex and ScripsAmerica have agreed upon a projected cost and Transfer Price for the Product which will be set forth in Exhibit B hereto. ScripsAmerica shall pay Marlex 100% of the Transfer Price for a given shipment of Product within one (1) day of the date of the invoice. So long as this Agreement has not been earlier terminated, on a quarterly basis, ScripsAmerica shall pay to Marlex seven percent (7%) of gross profits (as defined in Exhibit C) for a period of one year following the first delivery of the Product. ScripsAmerica shall pay to Marlex five percent (5%) of gross profits (as defined in Exhibit C) for the subsequent term of the agreement. All costs of manufacture, marketing, sales and distribution hereunder shall be calculated according to generally accepted accounting principles (“GAAP”) and shall be accompanied by an accounting of underlying costs and sales receipts of the Products during the relevant quarter.

ARTICLE VII
GUARANTEE, REPRESENTATIONS AND WARRANTIES, INDEMNICATION

7.1 Guarantee. Marlex guarantees that the Products delivered to ScripsAmerica will not be, on the date of delivery, adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act or an article which may not, under the Sections 404, 505 or 512 of such Act, be introduced into interstate commerce. Marlex further guarantees that the Products will be manufactured in all respects in accordance with the NDC and will conform in all respects to cGMPs, as published and amended from time to time by the FDA. Marlex herein expressly aggress to comply with and be bound by its duties and obligations under the ScripsAmerica Quality Standards that are appended hereto as Exhibit D.

7.2 Representations and Warranties.

(a)
Marlex represents and warrants that it (i) possesses the requisite skill, experience, knowledge, personnel and facilities necessary to perform its obligations hereunder, (ii) possesses and is in compliance with all necessary licenses, permits, and approvals required to execute, deliver, and perform its obligations under this Agreement; and (iii) shall perform its obligations in a professional manner in accordance with accepted professional practices and the highest standards appropriate within the time and under the circumstances of the obligations performed under this Agreement.

(b)
Marlex further represents and warrants that (i) neither Marlex nor any of its affiliated companies or subsidiary companies, nor its officers, employees or agents have been debarred by FDA, and that Marlex has not and shall not, employ, subcontract with, retain as a consultant or otherwise use the services of any person who has been debarred by the FDA in carrying out any of its obligations hereunder, (ii) it shall not engage in any behavior on ScripsAmerica’s premises or with respect to ScripsAmerica’s employees that would violate any of ScripsAmerica’s policies or would result in ScripsAmerica being in violation of the law; and (iii) that this Agreement and Marlex’s obligations hereunder do not conflict with any of its other agreements, working relationships, or undertakings, and that none of the same will preclude Marlex from performing its obligations hereunder.

(c)
Marlex herein represents and warrants that all data that it shall generate and/or compile in connection with development of the Products in connection with the ANDA for the Products shall not be incomplete, false or misleading in any regard, but shall be complete, true and correct.

(d)
Marlex herein represents and warrants that any third party utilized to perform studies shall be qualified to do so by requisite training and experience, and shall perform such studies in accordance with all applicable law, including but not limited to current Good Laboratory Practices (“GLPs”)

(e)
Marlex herein represents and warrants that any supplier of Active Pharmaceutical Ingredient (“API”) utilized in development of the products shall have an active Drug Master File (“DMF”) that has been referred to and used by other companies with respect to other NDC’s.

(f)	Marlex shall perform its obligations hereunder in accordance with all applicable law, including but not limited to cGMPs, as published and amended from time to time by the FDA.

7.3 Insurance.  (a) Marlex represents and warrants that it has product liability insurance in the amount of at least $1,000,000 aggregate covering drug Products developed and manufactured hereunder. Marlex will have ScripsAmerica added as a named insured to its respective policies for product liability insurance and provide evidence of this coverage to ScripsAmerica on an annual basis or whenever any change is made in such policy of insurance. (b) ScripsAmerica represents and warrants that it will obtain  product liability insurance in the amount of at least $2,000,000 aggregate covering drug Products distributed.

7.4 Indemnification. Marlex agrees to indemnify and hold harmless ScripsAmerica, its directors, officers, employees and agents, from any liability or expense, including fees and costs of defense, arising out of personal injury or death resulting from the manufacture or use of a defective Product; Marlex’s negligence any non-fulfillment or breach by Marlex of any provision or warranty made by Marlex under this Agreement (including but not limited to the representations and warranties set forth in Sections 7.1 and 7.2 of this Agreement). ScripsAmerica agrees to indemnify, defend and hold harmless Marlex of and from any liability or expense arising out of any claim, demand or lawsuit relating to the negligence of ScripsAmerica with respect to the distribution or sale of the Products and not related in any way to the negligence, fault or other act or omission which are the fault of Marlex.

7.5 Authority. Each person signing on behalf of a party to this Agreement below herein represents and warrants that it has the legal right and authority to enter into this Agreement, and to fully perform its obligations hereunder, and that none has made nor will make any commitments in conflict with its respective obligations hereunder.

ARTICLE VIII
ARBITRATION AND DAMAGES

8.1 Arbitration. In event of any dispute between the Parties hereto, ScripsAmerica and Marlex will attempt in good faith to agree on the rights of the respective Parties concerning such dispute. If no such agreement can be reached within ninety(90) days after good faith negotiation, either ScripsAmerica or Marlex may demand mediation of the matter, If no such agreement can be reached within ninety (90) days after good faith mediation, either ScripsAmerica or  Marlex may demand arbitration of the matter. In such event, any disputes with respect to this Agreement shall be settled by binding, final arbitration in Delaware in accordance with the commercial arbitration rules of the American Arbitration Association  then in effect (“AAA Rules”). However, in all events, the following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any federal or state court located in any state having jurisdiction over the subject matter thereof. The arbitrator shall have the ability to grant any equitable and legal remedies that would be available. The initial compensation to be paid to the arbitrator in any such arbitration, and the costs of transcripts and other normal and regular expenses of the arbitration shall be born, equally by each Party respectively; provided, however, that the arbitrator or arbitration panel shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys’ fees and costs, and all costs of arbitration. Arbitration shall be the sole and exclusive remedy of the parties for a breach of this Agreement in the absence of fraud.

8.2 Liquidated Damages for failure to Timely Deliver. If Marlex fails to timely deliver the complete ScripsAmerica order on the ScripsAmerica designated delivery date, Marlex shall pay ScripsAmerica ten percent of the Transfer Price each month that such order remains incomplete. This provision shall not apply if the delay is caused by a Force Majeure Event (defined in Section 9.6 below).

ARTICLE IX
TERM AND TERMINATION OF AGREEMENT

9.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect until the Agreement is terminated per this Article IX.

9.2 Termination Without Cause During Development. ScripsAmerica may terminate this Agreement during the product development phase for any reason upon one month’s prior written notice to Marlex. If ScripsAmerica terminates this Agreement in accordance with this Section 9.1, then ScripsAmerica shall pay Marlex any development costs incurred up through the date of the notice.

9.3 Termination Without Cause After Development. ScripsAmerica or Marlex may terminate this Agreement during the manufacturing and sale phase for any reason by twelve (12) months prior written notice to the other party.

9.4 Termination For Cause. ScripsAmerica may terminate this Agreement for cause if Marlex is in material breach of this Agreement, which such breach is not cured within ninety (90) days after receipt of written notice of the breach from ScripsAmerica.

9.5 Acts of Insolvency. Either party to this Agreement may terminate this Agreement for default by written notice if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of the receiver for its business assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. A party hereto shall immediately notify the other party upon an occurrence of any such event.

9.6 Force Majeure. A party shall be excused from failure to perform of its obligations hereunder to the extent such failure is caused by acts of God, fires, floods, war, sabotage, unavailability of raw materials, governmental laws or regulations, labor disputes, strikes or similar occurrences, where such  party is without fault or negligence (a “Force Majeure Event”), provided such party gives immediate notice of such cause to the other party, and exercises due diligence to remove the cause as soon as practicable.

ARTICLE X
MISCELLANEOUS

10.1 Assignment. Neither this Agreement nor any interest therein may be assigned, in whole or in part, by any party without the prior written consent of the other party, except that ScripsAmerica may assign its rights and obligations to an affiliate, division, subsidiary, parent company or successor, in which event such assignee shall assume ScripsAmerica’s rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns.

10.2 No Waiver. No delay or omission by a party hereto exercise any right of power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

10.3 Entire Agreement; Modifications to the Agreement.  This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the Parties. All prior contemporaneous agreements, proposals, understandings, whether oral or written, relating to the subject matter hereto are hereby superseded by this Agreeement. No modification or waiver of any of the provisions of this Agreement shall be valid unless it is provided in writing and signed by the parties.

10.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its choice of law provisions. The language of this Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Each party (i) agrees that any action arising out of or in connection with this Agreement shall be brought solely in courts of the State of Delaware, (ii) hereby consents to the jurisdiction of the courts of the State of Delaware, and (iii) agrees that, whenever a party is requested to execute ne or more documents evidencing such consent, it shall do so immediately.

10.4 Notices. All communications required or permitted hereunder, shall be in writing, and shall be effective upon delivery or within (14) days after mailing thereof by certified mail, postage prepaid, to the above provided addresses.

10.5 Headings. The headings and subheadings utilized herein are not a part of this Agreement, but are merely guides or labels to assist in location and reading the provisions hereof.

10.6 Survival. The following provisions in this Agreement shall survive termination or expiration of this Agreement for any reason, as shall any other provisions which by their nature are intended to survive: Article III, Article VII, Article VIII, Article IX and

10.7 Severability. It is not the intention of the Parties hereto to violate any public policy statutory or common laws, rules, regulations, treaty, or decisions of any government agency or executive body thereof any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid or unenforceable by reason of such a violation, then the parties hereto shall substitute, by mutual consent, valid provisions, which valid provision in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one or more provisions of the Agreement shall not affect the validity for the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have contracted this Agreement without the invalid provisions.

10.8 Relationship of the Parties. It is expressly understood and agreed that the Parties to this Agreement are independent contractors and that the relationship between them by virtue of this Agreement shall not constitute a partnership or agency of any kind. No party to this Agreement shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on another party without the prior written authorization of that other party. It is further understood that ScripsAmerica is not a tenant of Marlex or its lessors and shall not be responsible for any rent or lease expense incurred by Marlex. Marlex shall bear sole responsibility for payment of compensation and the provision of benefits to its employees and agents.

IN WITNESS WHEREOF, each of Marlex and ScripsAmerica has executed this product Development, Manufacturing, and Distribution Agreement by their duly authorized officers as of the Effective Date.

ScripsAmerica, Inc.

By:	/s/ Robert Schneiderman
Mr. Robert Schneiderman
CEO
ScripsAmerica, Inc.

Marlex Pharmaceutical Inc.

By:	/s/ Sarav Patel
Mr. Sarav Patel
President
Marlex Pharmaceutical, Inc.